Exhibit 5.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

May 17, 2017

Diffusion Pharmaceuticals Inc.

2020 Avon Court, #4

Charlottesville, VA 22902

Re:     Diffusion Pharmaceuticals Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to Diffusion Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof, with respect to the resale from time to time by the selling stockholders set forth in the Registration Statement (the “Selling Stockholders”), of up to an aggregate of 26,467,801 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) consisting of (a) 12,376,329 shares issued and outstanding as a result of, or issuable upon, the conversion of the Company’s outstanding shares of Series A convertible preferred stock, $0.001 par value per share (the “Series A Preferred Stock”), (b) 13,555,887 shares issued and outstanding as a result of, or issuable upon, the exercise of warrants to purchase shares of Common Stock (the “Warrants”) and (c) an estimated 535,585 shares issuable as payment of dividends accruing through October 1, 2017 with respect to the Series A Preferred Stock. The Registration Statement provides that the Common Stock may be offered in amounts, at prices and on terms to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) under Regulation S-K of the Act, and we express no opinion herein as to any matter other than as to the legality of the Common Stock.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such agreements, corporate records and other instruments and such documents, certificates and receipts of public officials, certificates of officers and other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinion set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus;

A Pennsylvania Limited Liability Partnership

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(iii)

the Company’s Certificate of Designations of Series A Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware on March 13, 2016 (the “Series A Certificate of Designations”);

(iv)

the Company’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on June 18, 2015 (as amended on January 8, 2016, August 17, 2016 and January 23, 2017, and together with the Series A Certificate of Designations, the “Certificate of Incorporation”);

(v)	the Company's Amended and Restated Bylaws effective as of January 8, 2016 (the “Bylaws”);

(vi)	the form of Warrant;

(vii)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware, dated May 15, 2017; and

(viii)

the resolutions of the board of directors of the Company (the “Board of Directors”), relating to, among other things, the authorization and approval of the preparation and filing of the Registration Statement, certified as of the date hereof by an officer of the Company.

As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of, and accountants for, the Company and we have assumed in this regard the truthfulness of such certifications and statements. We have not independently established the facts so relied on.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

On the basis of the foregoing and such examination of law as we have deemed necessary, and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the shares of Common Stock, when issued upon conversion of the Series A Preferred Stock or upon exercise of the Warrants, in each case in accordance with their respective terms, or when issued as a dividend in accordance with the Certificate of Incorporation, as the case may be, are or will be validly issued, fully paid and non-assessable.

The opinion set forth in this letter relates only to the Federal laws of the United States of America, the laws of the State of New York, and, to the extent relevant, the General Corporation Law of the State of Delaware (the “DGCL”). We express no opinion concerning the laws of any other jurisdiction, and we express no opinion concerning any state securities or “blue sky” laws, rules or regulations, or any federal, state, local or foreign laws, rules or regulations relating to the offer and/or sale of the Common Stock.

The opinion expressed herein is based upon the law as in effect and the documentation and facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP